Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated May 12, 2026

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due November 20, 2028
Term Sheet to the Preliminary Pricing Supplement dated May 12, 2026
Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measure:	S&P 500® Index (the “Index”) (Bloomberg Ticker: SPX)
Pricing Date:*	May 15, 2026
Issue Date:*	May 20, 2026
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•          If the ending level is greater than the starting level:
$1,000 + the lesser of (i) $1,000 × index return × upside participation rate; and
(ii) the maximum upside return;
•          If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:
$1,000 + ($1,000 × absolute value return); or
•          If the ending level is less than the threshold level:
$1,000 + [$1,000 × (index return + buffer amount)]

Index Return:	The ending level minus the starting level divided by the starting level (expressed as a percentage)
Absolute Value Return:	The “absolute value return” is the absolute value of the index return. For example, a -5% index return will result in a +5% absolute value return.
Calculation Day:*	November 15, 2028, subject to postponement
Stated Maturity Date:*	November 20, 2028, subject to postponement
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Upside Return:	At least 24.30% of the face amount (at least $243.00) per security, to be determined on the pricing date
Threshold Level:	85% of the starting level
Buffer Amount:	15%
Upside Participation Rate:	100%
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LW38 / US89115LW381
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

80%
60%
40%
20%
15%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
100% of absolute value return for decrease
of not more than buffer amount
100% of Index return,
to maximum upside return
24.30%
Index Return at Maturity
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
24.30%
40%
60%
80%
Hypothetical Security Return
Hypothetical Index Return

*** Assumes a maximum upside return equal to the lowest possible maximum upside return that may be determined on the pricing date.
If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
The securities do not pay interest and the potential return on the securities is limited to the maximum return. You will participate in a limited range of appreciation of the Index, but you will have 1-to-1 downside exposure to any decline in the Index on the calculation day in excess of the buffer amount.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $935.00 and $970.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126020801/ef20073128_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	Your Potential For A Positive Return From Any Decrease Of The Level Of The Index Is Limited.
•	Your Return On The Securities From Any Increase In The Level Of The Index Will Be Limited To The Maximum Upside Return And May Be Lower Than The Return On A Direct Investment In The Index.
•	The Return On The Securities May Change Significantly Despite Only A Small Difference In The Degree Of Change In The Ending Level Of The Index Relative To Its Starting Level.
•	No Periodic Interest Will Be Paid On The Securities.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of The Index Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Index Reflects Price Return Only And Not Total Return.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•
We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor (Except To The Extent Wells Fargo & Company (The Parent Company Of Wells Fargo Securities) Is Included In The S&P 500® Index) And Have Not Independently Verified Their Public Disclosure Of Information.

•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.